CONTACT:	The Forbes Company
Nathan Forbes
Managing Partner
(248) 827-4600

Taubman Centers
Barbara Baker
Vice President, Investor Relations
(248) 258-7367

Karen Mac Donald
Director, Communications
(248) 258-7469
www.taubman.com

ING Clarion
Bruce G. Morrison
Managing Director
Bruce.morrison@ingclarion.com

FOR IMMEDIATE RELEASE

TAUBMAN AND FORBES ACQUIRE AN INTEREST IN WATERSIDE SHOPS
Naples Center Viewed as Re-development Opportunity

        NAPLES, Fla., December 18, 2003 — — The Forbes Company and Taubman Centers Inc. (NYSE:TCO) today announced they have acquired an interest in Waterside Shops at Pelican Bay (Naples, Fla.) from an investment client of ING Clarion. Forbes will take the lead in the partnership between the two companies, serving as manager of Waterside Shops, primary leasing agent and re-developer of the center. ING Clarion’s client retained an ownership interest in the property. The 260,000 square foot upscale shopping center anchored by Saks Fifth Avenue produces sales in excess of $500 per square foot.

        “Waterside Shops is a great asset that fits the profile of our portfolio,” said Nathan Forbes, managing partner of The Forbes Company. “We will build on the great tradition Waterside has established in the Naples marketplace and continue to bring world class retailing to Naples. “

        “This transaction builds upon Taubman’s and Forbes’ successful partnership in Mall at Millenia in Orlando,” said Robert S. Taubman, Taubman Centers chairman, president and chief executive officer. “Waterside Shops, with its unique character and redevelopment opportunity, is a perfect fit for our portfolio.”

        Waterside Shops at Pelican Bay is located in the heart of Naples on the northwest corner of Seagate Drive and Tamiani Trail North (U.S. 41). The center, which opened in November 1992, features approximately 45 fine stores and popular restaurants in beautiful surroundings with cascading waterfalls and lush landscaping. No personnel changes are anticipated at the center and the transition is expected to be seamless for shoppers. More information about Waterside Shops is available at www.watersideshops.net.

        The Forbes Company is a nationally recognized owner, developer and manager of distinctive regional shopping centers that provide exceptional retail experiences in each of their respective markets. The Forbes Company is based in Southfield, Mich.

        Taubman Centers, Inc., a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 32 urban and suburban regional and super regional shopping centers in 13 states. Taubman Centers is headquartered in Bloomfield Hills, Mich.

        ING Clarion provides real estate investment advisory and management services to institutional investors, primarily U.S. pension funds. Founded in 1982, ING Clarion is a national organization with 600 employees and offices in major markets across the country. Today, ING Clarion manages $12.5 billion in real estate assets, both in the private and public sectors.

        This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in Taubman Centers filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.